Exhibit 99.1

(1) Kathleen D. LaPorte ("LaPorte"), in her capacity as a member of the investment committees of DLJCC (as defined below) and of DLJLBO (as defined below), may be deemed to beneficially own the shares as to which this Form 4 relates.  Ms. LaPorte disclaims beneficial ownership of such shares except to the extent of her pecuniary interest therein.

Sprout Capital IX, L.P. ("Sprout IX"), Sprout Entrepreneurs Fund, L.P. ("Sprout

Entrepreneurs") and Sprout IX Plan Investors, L.P. ("IX Plan") are Delaware limited partnerships which make investments for long term appreciation.  DLJ Capital Corporation

("DLJCC"), a Delaware corporation, acts as a venture capital partnership management company.

DLJCC is also the general partner of Sprout Entrepreneurs and Sprout IX and, as such, is responsible for their day-to-day management.  DLJCC makes all of the investment decisions on behalf of Sprout IX and Sprout Entrepreneurs.  DLJ Associates IX, L.P. ("Associates IX"), a

Delaware limited partnership, is a general partner of Sprout IX and in accordance with the terms of the relevant partnership agreement, does not participate in investment decisions made on behalf of Sprout IX.  DLJ Capital Associates IX, Inc. ("DLJCA IX"), a Delaware

corporation, is the managing general partner of Associates IX.  Ms. LaPorte is a limited partner of Associates IX.  DLJ LBO Plans Management Corporation II ("DLJLBO"), a Delaware

corporation, is the general partner of IX Plan and, as such, is responsible for its day-to-day management.  DLJLBO makes all of the investment decisions on behalf of IX Plan.

(2) Includes  (i) 705,620 shares of Common Stock sold by Sprout IX, (ii) 2,200 shares of

Common Stock sold by Sprout Entrepeneurs, (iii) 32,231 shares of Common Stock sold by IX

Plan and (iv) 6,767 shares of Common Stock sold by DLJCC.

(3) Includes  (i) 87,964 shares of Common Stock held directly by Sprout IX, (ii) 274 shares of Common Stock held directly by Sprout Entrepreneurs, (iii) 4,018 shares of Common Stock held directly by IX Plan and (iv) 844 shares of Common Stock held directly by DLJCC.